Unless permitted under securities legislation, the holder of the securities shall not trade the securities before June 1, 2004.

Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until June 1, 2004.

WARRANT TO PURCHASE COMMON STOCK
OF

U.S. GEOTHERMAL INC.
(formerly U.S. Cobalt Inc.)

Warrant Certificate No: •

     THIS WARRANT AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER APPLICABLE STATE SECURITIES LAWS. THE WARRANT REPRESENTED HEREBY MAY NOT BE EXERCISED BY OR ON BEHALF OF ANY U.S. PERSON UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. EACH PERSON EXERCISING THE WARRANT REPRESENTED BY THIS CERTIFICATE SHALL BE REQUIRED TO GIVE A WRITTEN CERTIFICATION THAT IT IS NOT A U.S. PERSON AND THE WARRANT IS NOT BEING EXERCISED ON BEHALF OF A U.S. PERSON, OR AN OPINION OF COUNSEL, ACCEPTABLE TO THE COMPANY, TO THE EFFECT THAT THE WARRANT REPRESENTED HEREBY AND THE SECURITIES DELIVERABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND UNDER APPLICABLE STATE SECURITIES LAWS OR ARE EXEMPT FROM REGISTRATION THEREUNDER. HEDGING TRANSACTIONS INVOLVING THIS WARRANT AND THE UNDERLYING COMMON STOCK MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933.

FOR VALUE RECEIVED

U.S. Geothermal Inc., a Delaware corporation (the "Company"), grants the following rights to •., having an address at • ("Holder").

ARTICLE 1. DEFINITIONS

As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

(a)
"Call Event" shall mean that the Company (or a subsidiary thereof) has obtained a license from the applicable permitting authorities for a 10 megawatt power plant, including a power purchase agreement and transmission agreement.

(b)	"Common Stock" shall mean the common stock, $.001 par value per share, of the Company.

(c)
"Corporate Office" shall mean the office of the Company (or its successor) at which at any particular time its principal business shall be administered, which office is located at the date hereof at 1509 Tyrell Lane, Suite B, Boise, Idaho 83706.

(d)
"Exercise Date" shall mean any date upon which the Holder shall give the Company a Notice of Exercise, which shall be deemed the date the Notice of Exercise was first deposited in the US Mails, if mailed, or the date received by the courier company if delivered by recognized courier company, or the date received by the Company if otherwise given or delivered.

(e)
"Exercise Price" shall mean the price to be paid to the Company for each whole share of Common Stock to be purchased upon exercise of this Warrant in accordance with the terms hereof, which shall be • per share.

(f)
"Expiration Date" shall mean the first to occur of (i) 5:00 PM (Pacific time) on December 19, 2005 or (ii) the end of the period of Notice set forth in Section 2.2 if sooner called pursuant to Article 2.

(g)	"SEC" shall mean the United States Securities and Exchange Commission.

ARTICLE 2. EXERCISE

2.1	Exercise of Warrant

This Warrant shall entitle Holder to purchase up to • shares of Common Stock (the "Shares") at the Exercise Price. This Warrant shall be exercisable at any time and from time to time prior to the Expiration Date (the "Exercise Period"). This Warrant and the right to purchase Shares hereunder shall expire and become void at the Expiration Date. This Warrant may be exercised for whole Shares only.

2.2	Acceleration of Exercise Period

The Company shall have the right, at any time after the occurrence of a Call Event, to accelerate the Exercise Period by sending to the Holder, at the Holder's address written above, a Notice of Acceleration in substantially the form attached as Appendix I hereto (the "Notice"). In the event the Company does accelerate the Exercise Period, Holder shall have until 5:00 p.m. (Pacific time) on the date which is thirty (30) days from the date the Holder is deemed to receive the Notice within which to exercise this Warrant in the manner provided for in Section 2.3. If this Warrant is not exercised within said period, thereafter this Warrant and the right to purchase the Shares hereunder, to the extent not previously exercised, shall expire and become void.

2.3	Manner of Exercise

(a)
Holder may exercise this Warrant at any time and from time to time during the Exercise Period, in whole or in part by delivering to the Company at its Corporate Office (i) a duly executed Notice of Exercise in substantially the form attached as Appendix II hereto and (ii) a bank cashier's or certified check for the aggregate Exercise Price of the Shares being purchased.

(b)
From time to time upon exercise of this Warrant, in whole or part, in accordance with its terms, the Company will cause its transfer agent to countersign and deliver stock certificates to the Holder representing the number of Shares being purchased pursuant to such exercise, subject to adjustment as described herein.

(c)
Promptly following any exercise of this Warrant, if the Warrant has not been fully exercised and has not expired, the Company will deliver to the Holder a new Warrant for the balance of the Shares covered hereby.

2.4	Termination

All rights of the Holder in this Warrant, to the extent they have not previously expired or been exercised, shall terminate on the Expiration Date.

2.5	No Rights Prior to Exercise

Prior to its exercise pursuant to Section 2.3 above, this Warrant shall not entitle the Holder to any voting or other rights as holder of Shares.

2.6	Adjustments

In case of any reclassification, capital reorganization, stock dividend, or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization, stock dividend, or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Company shall cause effective provision to be made so that the Holder shall have the right thereafter, by exercising this Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance as the Holder would have been entitled to receive had the Holder exercised this Warrant in full immediately before such reclassification, capital reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2.6. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations, stock dividends, and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances. The Company shall have the exclusive authority to make all such adjustments.

2.7	Fractional Shares

No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder the amount computed by multiplying the fractional interest by the closing bid price of a full Share on the date of the Notice of Exercise.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1	Representations and Warranties

The Company hereby represents and warrants to the Holder as follows:

(a)
All Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, by duly authorized, validly issued, fully-paid and non- assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable securities laws, and not subject to any pre-emptive rights.

(b) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has the full power and authority to issue this Warrant and to comply with the terms hereof. The execution, delivery and performance by the Company of its obligations under this Warrant, including, without limitation, the issuance of the Shares upon any exercise of the Warrant, have been duly authorized by all necessary corporate action. This Warrant has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting enforceability of creditors' rights generally and except as the availability of the remedy of specific enforcement, injunctive relief or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(c)
The Company is not subject to or bound by any provision of any certificate or articles of incorporation or by-laws, mortgage, deed of trust, lease, note, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction or any applicable provision of any law, statute, any court, governmental body, administrative agency or arbitrator which could prevent or be violated by or under which there would be a default (or right of termination) as a result of the execution, delivery and performance by the Company of this Warrant.

ARTICLE 4. MISCELLANEOUS

4.1	Restrictions on Transfer

This Warrant may not be transferred or assigned, in whole or in part, at any time.

4.2	Loss, Theft, Destruction or Mutilation

If this Warrant shall become mutilated or defaced or be destroyed, lost or stolen, the Company shall execute and deliver a new Warrant in exchange for and upon surrender and cancellation of such mutilated or defaced Warrant or, in lieu of and in substitution for such Warrants so destroyed, lost or stolen, upon the Holder filing with the Company evidence satisfactory to it that such Warrant has been so mutilated, defaced, destroyed, lost or stolen. However, the Company shall be entitled, as a condition to the execution and delivery of such new Warrant, to demand indemnity satisfactory to it and payment of the expenses and charges incurred in connection with the delivery of such new Warrant. Any Warrant so surrendered to the Company shall be cancelled.

4.3	Notices

All notices and other communications from the Company to the Holder or vice versa shall be deemed delivered and effective when given personally (including by recognized courier delivery), by facsimile transmission and confirmed in writing, or three (3) days after being mailed by first- class United States Postal Service mail, postage prepaid, at such address and/or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to time; provided, however, that the Notice of Exercise may not be delivered by facsimile transmission.

4.4	Waiver

This Warrant and any term hereof may be changed, waived, or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.5	Governing Law

This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

4.6	Restrictions on Shares

This Warrant and any Shares issuable on its exercise are subject to resale restrictions under applicable securities laws. If the Shares underlying the Warrants are not the subject of an effective registration statement under the Act upon issuance by the Company, legends stating that such Shares have not been registered and referring to restrictions on transferability and sale of the Shares may be placed upon all certificates or other documents evidencing ownership, and stop- order instructions prohibiting transfer of the Shares or similar notations may be made on the Company's records to prevent the disposition of Shares other than in accordance with applicable law.

Dated: •

U.S. Geothermal Inc., a Delaware corporation

By: __________________________
Paul Larkin, Director

APPENDIX I

NOTICE OF ACCELERATION

Dated: ___________________

U.S. Geothermal Inc. (the "Company") does hereby notify you of its election to exercise its right, pursuant to Section 2.2 of the Warrant issued to you by the Company on _________________
(the "Warrant"), to accelerate the exercise period of such Warrant with respect to all unexercised Shares for which the Warrant may be exercised. Please be advised that you have thirty (30) days from the date you are deemed to receive this Notice of Acceleration (the "Notice Period") to exercise your Warrant in the manner provided for in the Warrant. You will be deemed to have received this Notice of Acceleration three (3) days after the date when this Notice of Acceleration was first deposited in the United States mail, if mailed, or upon receipt if delivered personally or by facsimile.

You will automatically forfeit your right to purchase any shares of common stock issuable upon exercise of such Warrant, unless the Warrant is exercised with respect to such Shares before the end of the Notice Period.

U.S. Geothermal Inc., a Delaware corporation

By: _______________________
Name: _____________________
Title: ______________________

APPENDIX II

NOTICE OF EXERCISE

1.	The undersigned hereby elects to purchase ________ shares of the Common Stock of U.S.

Geothermal Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2.	Please issue a certificate or certificates representing said shares and reissue a Warrant for the balance of the shares remaining in the name of the undersigned holder as specified below.

3.	The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

Holder: ________________________________

___________________________	___________________________
(Signature)	(Date)

Address: ___________________________
___________________________